Exhibit 10.32

ARM7201TDSP Device Licence Agreement

This device licence agreement (“The Agreement”) is made the 26th day of August 1997 between

ADVANCED RISC MACHINES LIMITED

whose registered office is situated at 90, Fulbourn Road, Cherry Hinton, Cambridge, CB1 4JN (“ARM”)

and

LG SEMICON COMPANY LIMITED

whose principle place of business is situated at 16 Woomyeon-dong, Seocho-qu, Seoul 137-140 Korea (“LGS”)

IT IS HEREBY AGREED AS FOLLOWS;

Except to the extent that the terms of this Agreement are inconsistent with the terms of the 1996 Agreement, in which event the terms of this Agreement shall prevail, this Agreement shall be without prejudice to the terms of the 1996 Agreement and the terms of the 1996 Agreement shall apply.

1.	Definitions

The following terms shall have the following meanings where used in this Agreement;

1.1	“1996 Agreement” shall mean the Technology Licence Agreement between ARM and LGS dated the 16th December 1996.

1.2	“ARM Services” shall mean the services described in Schedule 1 which ARM shall provide to LGS pursuant to this Agreement.

1.3	“ARM Compliant Product” shall mean any single silicon chip developed by LGS which contains, at a minimum; (i) an ARM7TDMI Core or a Modified ARM7TDMI Core as defined in the 1996 Agreement; or (ii) an ARM720T Core or a Modified ARM720T Core, which has been verified in accordance with the provisions of Clause 3 of the 1996 Agreement mutatis mutandis.

1.4	“ARM720T Core” shall mean the ARM720T Core specified in the ARM720T Datasheet identified in Schedule 3 Part A.

1.5	“ARM720T Model” shall mean the ARM720T Model identified in Schedule 3 Part B.

1.6	“ARM720T Core Transfer Materials” shall mean the items in respect of the ARM720T Core identified in Schedule 3.

1.7	“ARM7201TDSP Device” shall mean the device specified in the device specification approved by LGS in accordance with Clause 3.3 together with any changes thereto mutually agreed between the parties in writing from time to time. A preliminary specification is set out in Schedule 11.

1.8	“ARM7201TDSP Transfer Materials” shall mean the items identified in Schedule 2 Parts A.

1.9	“ARM720TDSP” shall mean the combined core of the ARM720T Core and the Piccolo Core

1.10	“ARM720TDSP Transfer Materials” shall mean the items identified in Schedule 2 Part B.

1.11	“ARM Deliverables” shall mean the ARM720T Core Transfer Materials, ARM720TDSP Core Transfer Materials, the ARM7201TDSP Transfer Materials and the Piccolo Core Transfer Materials.

1.12	“Beta Release” shall mean a version of the Software which, subject to Known exceptions (which will be documented and provided to LGS);

(i)	substantially conforms with the Specification; and

(ii)	is free from significant bugs.

1.13	“Delivery Schedule” shall mean the dates set out in the various schedules of this Agreement for performance of the ARM Services for and delivery of the ARM720T Core Transfer Materials, the ARM720TDSP Core Transfer Materials, the ARM7201TDSP Transfer Materials, the Piccolo Core Transfer Materials, and the Software to LGS.

1.14	“Design Win Event” shall mean for each different ARM Compliant Product or semiconductor product incorporating the Piccolo Core, the point in time of sale, supply or other distribution by LGS of ten thousand (10,000) units of such product.

1.15	“Device Driver Software” shall mean the source and object code versions of the computer programs and documentation identified in Schedule 5 Part A.

1.16	“Effective Date” shall mean the date of this Agreement or date upon which the Korean Government gives approval to this Agreement, whichever is the later, subject always to the provision of Clause 13.3.

1.17	“Final Release” shall mean a version of the Software which;

(i)	conforms with the Specification;

(ii)	is free from significant bugs; and

(iii)	is supported by such documentation as is necessary for its, installation, operation and interpretation.

1.18	“FPGA Board” shall mean the hardware identified in Schedule 5 Part B.

1.19	“OAL Software” shall mean the source and object code versions of the computer programs and documentation identified in Schedule 5 Part A.

1.20	“Intellectual Property” shall mean patents and patent rights, trade marks, service marks, registered designs, applications for any of the foregoing, design rights,

topography or mask rights, copyright, know-how, Confidential Information, any Intellectual Property Derivatives, and any other similar protected rights in any country.

1.21	“Intellectual Property Derivatives” shall mean; (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for work protected by topography or maskwork right, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (iii) for patented or patentable material, any improvement; and (iv) for material protected by trade secret any new material derived from or employing such trade secret.

1.22	“LGS Deliverables” shall mean the items in respect of the ARM7201TDSP Device identified in Schedule 8 Part A.

1.23	“LGS Services” shall mean the services as set out in Schedule 9 which LGS shall provide to ARM.

1.24	“LG Affiliates” shall mean each of the companies set out in Schedule 10.

1.25	“Microsoft” shall mean Microsoft Corporation, One Microsoft Way, Redmond, WA 9052-6399 USA.

1.26	“Modified ARM720T Core” shall mean any ARM720T Core modified in accordance with the provisions of Clause 2.2 of the 1996 Agreement mutatis mutandis.

1.27	“Modified ARM720TDSP Core” shall mean any ARM720TDSP Core modified in accordance with the provisions of Clause 2.2 of the 1996 Agreement mutatis mutandis.

1.28	“Model” shall mean: (i) the object code and source code of the Design Transfer Model identified in Schedule 2, Schedule 3 and Schedule 4; (ii) the object code and such source code of the Design Simulation Models and Design Simulation Model Options identified in Schedule 2, Schedule 3 and Schedule 4 as may be necessary (at ARM’s absolute discretion) to allow the support of subsequent releases of the specified simulator; together with such Updates thereof, if any, as are developed by or for ARM.

1.29	“NSP” shall mean the net sales price of any ARM Compliant Products calculated by taking the aggregate invoice price charged on arm’s length terms by LGS and its Subsidiaries in the sale or distribution of any ARM Compliant Product, less any (i) value added, turnover, import, or other tax, duty or tariff payable thereon (ii) freight and insurance costs incurred and (iii) amounts actually repaid or credited with respect to any ARM Compliant Products returned.

1.30	“OEM Agreement” shall mean a separate royalty license and distribution agreement by which MS licenses an original equipment manufacturer (OEM) the right to distribute Windows CE with a Windows CE Device designed by such OEM.

1.31	“Piccolo Coprocessor” shall mean the ARM SP7 as described and identified in the ARM SP7 datasheet. ARM DDI - 0089

1.32	“Piccolo Core” shall mean an implementation which

(i)	executes each and every instruction in the Piccolo Instruction Set;

(ii)	executes no additional instructions to those contained in the Piccolo Instruction Set; and

(iii)	has been verified using ARM720TDSP test chip in accordance with the provisions of Clause 3 of the 1996 Agreement.

1.33	“Piccolo Instruction Set” shall mean the Piccolo Instruction Set as defined in the Piccolo Architecture Specification: ARM IPU - 0025 including all amendments and architectural enhancements made thereto within a period of ten (10) years from the Effective Date.

1.34	“Piccolo Core Transfer Materials” shall mean the items in respect of the Piccolo Core identified in Schedule 4.

1.35	“Software” shall mean together the OAL Software and the Device Driver Software.

1.36	“ARM Software” shall mean together the Models, Tools, Test Programs, Embedded ICE and Vectors for the ARM720T Core, the ARM720TDSP, the ARM7201TDSP Device and the Piccolo Core identified in Schedule 2, Schedule 3 and Schedule 4.

1.37	“Software Transfer Materials” shall mean the items identified in Schedule 5.

1.38	“Specification” shall mean the specification for the Software as set out in Schedule 5.

1.39	“Subsidiary” shall mean any company the majority of shares is now or hereafter owned or controlled, directly or indirectly, by a party hereto or any company a majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by any of the aforementioned entities. A company shall be considered a Subsidiary only so long as such control exists.

1.40	“Test Programs” shall mean the source code and object code of the programs identified in Schedule 2, Schedule 3 and Schedule 4 together with such Updates, if any, as are developed by or for ARM.

1.41	“Tools” shall mean: (i) the source and object code of the programs identified in Schedule 4 Part C Section 1; and (ii) the documentation identified in Schedule 4 Part C Section 2, together with such Updates, if any, as are developed by or for ARM.

1.42	“Updates” shall mean; (i) for the ARM Software, any bug fixes or enhancements to the Software the incorporation of which ARM, in its absolute discretion, decides does not cause to be created a new product; and (ii) for the ARM Deliverables, all modifications, enhancements and updates to the ARM Deliverables, created by ARM, including such modifications to the ARM Deliverables as are made by ARM’s other licensees and adopted by ARM for general release as an update provided that ARM may exclude any modification, enhancement or update which ARM, in its absolute discretion decides, results in the creation of a new product

1.43	“Validation Card” shall mean the hardware identified in Schedule 2 Part D.

1.44	“Vectors” shall mean together the Test Chip functional vectors and Test Chip characterisation vectors identified in Schedule 2, Schedule 3 and Schedule 4.

1.45	“Windows CE” or “WinCE” shall mean any version Microsoft’s hand-held operating system and applications platform software delivered by Microsoft to ARM.

1.46	“Windows CE OAK” shall mean the Windows CE OEM adaptation kit.

1.47	“Windows CE Device” or “WinCE Device” shall mean any semiconductor device designed and/or assembled by LGS which incorporates the WinCE operating system software.

2.	ARM Deliverables and Provision of ARM Services

2.1	ARM shall deliver the ARM Deliverables and the Software Transfer Materials, to LGS, in accordance with the Delivery Schedule.

2.2	ARM shall apply reasonable skill and care in the provision of the ARM Services to LGS.

2.3	LGS shall provide, to ARM, all necessary accurate information, support and cooperation that may be reasonably required to enable ARM to provide the ARM Services to LGS in accordance with the Delivery Schedule.

2.4	ARM shall provide the following services to LGS;

(i)	the Core Maintenance Services for the ARM720T Core, the ARM720TDSP Core and the Piccolo Core in accordance with the provisions of the Clause 12 of the 1996 Agreement mutatis mutandis.

(ii)	the Software Maintenance Services for the ARM Software in accordance with the provisions of the Clause 13 of the 1996 Agreement mutatis mutandis.

(iii)	the Training for the ARM720T Core, the ARM720TDSP Core and the Piccolo Core in accordance with the provisions of the Clause 12 of the 1996 Agreement mutatis mutandis.

For the avoidance of doubt, LGS do not need to pay any additional Core Maintenance Fee or Software Maintenance Fee set out in Schedule 12 of the 1996 Agreement for such services.

2.5	LGS acknowledges that adherence to the Delivery Schedule by ARM is dependent upon the receipt by ARM of certain deliverables from Microsoft. ARM shall not be liable for any departure from the Delivery Schedule which results directly or indirectly from any failure by Microsoft to deliver such deliverables to ARM in a timely manner provided that ARM has used reasonable efforts to secure timely delivery from Microsoft.

3.	ARM7201TDSP Device Development

3.1	Subject to the provisions of Clauses 6.2 and 2.5, ARM shall use reasonable efforts to develop and deliver the ARM7201TDSP Transfer Materials to LGS in accordance with the Delivery Schedule.

3.2

Where LGS provides a requirements specification to ARM for the ARM Deliverables, ARM shall review the requirements specification in good faith and if the requirements specification is acceptable to ARM, then ARM shall approve it in writing prior to commencement of work under this Agreement. If the requirements specification is not acceptable to ARM then ARM shall recommend the changes to the requirements specification that would make it acceptable to ARM. If, after ARM has approved the requirements specification, LGS requires that the requirements specification be revised for any reason, LGS shall be liable for the cost of any work required to comply with such revisions. ARM shall review any such requirement in good faith and shall deliver a reasonable quote for the performance of the additional work, to LGS, based on ARM’s then standard scale of consulting charges.

Where ARM provides a device specification to LGS, LGS shall review the device specification and shall report, to ARM, in writing, within three(3) weeks of receipt of the device specification whether or not it is approved (such approval not to be unreasonably withheld) and if not approved the reasons for withholding approval. If the device specification is not approved by LGS because it fails to comply with LGS requirements specification as approved in Clause 3.2 then, ARM shall revise the device specification accordingly and resubmit it to LGS. This process shall be repeated until the device specification is approved by LGS. If, after LGS has approved the device specification, LGS requires that the device specification be revised for any reason, LGS shall be liable for the cost of any work required to comply with such revisions. ARM shall review any such requirement in good faith and shall deliver a reasonable quote for the performance of the additional work, to LGS, based on ARM’s then standard scale of consulting charges.

ARM shall deliver, to LGS, a behavioural model which conforms to the device specification as approved under Clause 3.3. LGS, with ARM’s support, shall check the behavioural model to determine whether or not the behavioural model conforms to the device specification as approved under Clause 3.3. LGS shall complete the checking of the behavioural model within thirty (30) days of its receipt from ARM, and upon completion of the checking shall promptly report, to ARM, in writing whether or not the behavioural model complies with the device specification. If LGS demonstrates that the behavioural model fails to comply with the device specification, ARM shall be responsible for Identifying the cause of such failure and shall use reasonable efforts to correct the problem and expedite the delivery to LGS of a corrected behavioural model. The parties shall repeat the above process until the behavioural model is approved by LGS. If, after LGS has approved the behavioural model, LGS requires that the behavioural model be revised for any reason, LGS shall be liable for the cost of any work required to comply with such revisions. ARM shall review any such requirement in good faith and shall deliver a reasonable quote for the performance of the additional work, to LGS, based on ARM’s standard scale of consulting charges.

Where ARM is delivering layout to LGS, ARM shall;

(i)	perform an LVS check in respect of such layout. The LVS check shall be deemed complete when either; (i) the LVS check indicates an exact match between the layout and the schematic netlist; or (ii) where all discrepancies between the layout and the schematic netlist have been reviewed by the parties with the foundry in good faith and a waiver agreed between ARM, LGS and the foundry;

(ii)	perform layout simulation and provide test vectors for layout verification; and

(iii)

perform a design rule check in respect of such layout by reference to the DRC file provided by LGS (where, for the purposes of this Clause 3.5(iii), LGS shall mean LGS or LGS chosen foundry, as appropriate) to ARM. The layout delivered to LGS by ARM shall be deemed to comply with the LGS design rules if the layout passes the DRC provided by LGS. The layout shall be deemed to pass the DRC when either, (i) The DRC log generated by running the DRC on the layout reports no breach or breaches of the LGS design rules; or (ii) where all reported breach or breaches have been reviewed by the parties and where appropriate the LGS chosen foundry in good faith and a waiver agreed between ARM, LGS and the foundry. ARM shall have no responsibility for any inconsistency between the DRC file provided by LGS and LGS corresponding design rules nor shall ARM be responsible for any failure by the DRC provided by LGS to comprehensively test for compliance with the LGS corresponding design rules.

3.6	Following delivery of any complete layout, by ARM, to LGS, LGS shall manufacture the ARM7201TDSP Device. With support from ARM, LGS shall test the prototypes of the ARM7201TDSP Device to determine whether or not the functionality and performance of the prototypes conforms to the device specification approved by LGS in accordance with the provisions of Clause 3.3. ARM shall continue to support LGS in the testing of the ARM7201TDSP Device until such device is approved by LGS. Upon completion of the testing of the prototypes, LGS shall promptly report to ARM, in writing, whether or not the prototypes comply with the device specification and in the event that LGS believes that the prototypes do not comply with the device specification, LGS shall provide ARM with details of such non-compliance. ARM shall be responsible for identifying the cause of such non-compliance and shall use reasonable endeavours to amend the layout such that revised prototypes can be manufactured which do comply with the device specification. The parties shall repeat the above process until the prototypes are approved by LGS.

4.	Software Development

4.1	Subject to the provisions of Clauses 6.2 and 2.5, ARM shall use reasonable efforts to develop and deliver the Software and the Software Transfer Materials to LGS in accordance with the Delivery Schedule.

4.2	LGS shall review the Specification and shall report, to ARM, in writing, within thirty (30) days of receipt of the Specification whether or not it is approved (such approval not to be unreasonably withheld) and if not approved the reasons for withholding approval. If the Specification is not approved by LGS, ARM shall revise the Specification accordingly and resubmit it to LGS. This process shall be repeated until the Specification is approved by LGS. If, after LGS has approved the Specification, LGS requires that the Specification be revised for any reason, LGS shall be liable for the cost of any work required to comply with such revisions. ARM shall review any such requirement in good faith and shall deliver a reasonable quote for the performance of the additional work, to LGS, based on ARM’s then standard scale of consulting charges.

4.3	Within forty (40) days of receipt of each Beta Release by LGS, LGS shall test the Beta Release and report any bugs or non-compliance with the Specification to ARM. If any bugs or non-compliance are reported, ARM shall revise the Beta Release accordingly and resubmit it to LGS within twenty (20) days of receipt of the non-compliance report regarding the Beta Release. This process shall be repeated until the Beta Release is approved by LGS, provided, however, that the total period of time for such repeat shall be limited to eighty (80) days. It LGS fails to test a Beta Release and deliver a report of non-compliance to ARM within forty (40) days of receipt of the Beta Release, then such Beta Release shall be deemed to be accepted by LGS.

4.4	Within forty (40) days of receipt of the Final Release by LGS, LGS shall provide written confirmation of approval of the Final Release to ARM. If any bugs or non-compliance are reported. ARM shall revise the Final Release accordingly and resubmit it to LGS within twenty (20) days of receipt of the non-compliance report regarding the Final Release. This process shall be repeated until the Final Release is approved by LGS, provided, however, that the total period of time for such repeat shall be limited to sixty (60) days. If LGS fails to-deliver confirmation of approval to ARM within forty (40) days of receipt of the Final Release by LGS, then the Final Release shall be deemed to be approved by LGS.

5.	Fees and Terms of Payment

5.1	In consideration of the licenses granted by ARM, to LGS, for the ARM7201TDSP Device, the ARM720T Core, the Piccolo Core, the Software and other ARM Deliverables and the Win CE Consortium rights set out in Schedule 12, LGS shall pay to ARM; (i) a tee (Technology Fee”) of [*****] in accordance with the provisions of Schedule 7 allocated as follows;

ARM7201TDSP Device, ARM720T Core,

Win CE Consortium rights set out in Schedule 12 and Software	[*****	]

Piccolo Core with WinCE Device	[*****	]

Piccolo Core with any integrated circuit	[*****	]

and (ii) Running Royalties in accordance with the provisions of Clause 5.

5.2	LGS shall pay, to ARM, all reasonable travelling accommodation and sustenance expenses necessarily incurred by ARM when visiting LGS, or LGS agent’s premises in performance of ARM’s obligations under this Agreement.

5.3	For each unit of ARM Compliant Product incorporating an ARM720T Core or a Modified ARM720T Core sold, supplied or distributed by LGS, LGS shall pay a royalty (“Running Royalty”) in accordance with the Running Royalty table set out in Schedule 6.

5.4	For each unit of ARM Compliant Product or other integrated circuit which incorporates a Piccolo Core sold, supplied or distributed by LGS, LGS shall pay a royalty (“Running Royalty”) calculated in accordance with the Running Royalty Rate tables set out in Schedule 6.

5.5	LGS shall pay the fees, to ARM, in accordance with the provisions of this Clause 5.

5.6	Reporting and payment any Running Royalties shall be submitted to ARM, by LGS, in accordance with the terms set out in Schedule 6 of the 1996 Agreement.

5.7	The Element of the Technology Fee due in respect of the Win CE Consortium rights shall be due as follows;

On the Effective Date	[*****	]

On availability of Beta of Tools Port from Microsoft (ARMv4 version only)	[*****	]

[*****] - Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

On Release To Manufacturing by Microsoft of OAK for ARM (ARMv4 version only) Birch Version	[*****]

On Release To Manufacturing by Microsoft of the Windows CE Port for ARM (ARMv4 version only) Birch version	[*****]

The balance of the Technology Fee shall be due under this Agreement in accordance with the payment schedule set out in Schedule 7.

5.8	In consideration of the Support and Maintenance Services provided by ARM, to ARM Partner, under Schedule 12, for a period of two (2) years from the Effective Date, ARM Partner shall pay to ARM, in advance, an annual fee (“Maintenance Fee”) of [*****]. The Maintenance Fee for the first year following the Effective Date shall be deemed included within the Consortium Fee. The Maintenance Fee for the second year following the Effective Date shall be due upon the anniversary of the Effective Date.

5.9	In consideration of the Development Services provided by ARM, to ARM Partner, under Schedule 12, for the period of two (2) years ending on the 30th June 1999, ARM Partner shall pay to ARM an annual development services fee (“Development Fee”). The Development Fee for the first year following the Effective Date shall be [*****] and shall be deemed included within the Consortium Fee. The Development Fee for the second year following the Effective Date shall be due in accordance with the provisions of Clause 5.10 and shall be determined by reference to the number of Members on the anniversary of the Effective Date as follows:

Number of Members	Development Fee (US$)
1 - 2	[*****]
3	[*****]
4	[*****]
5 and above	[*****]

5.10	Fifty percent (50%) of the Development Fee for the second year following the Effective Date shall be due on the first anniversary of the Effective Date. If provision of the Development Services is substantially procured by ARM by payments to BSquare or any third party contractor, then the balance of the Development Fee for the second year following the Effective Date shall be due only when ARM makes such payments to the third party. The amount of each installment due from ARM Partner shall be the same proportion of the balance of the Development Fee as the payment by ARM to the third party is a proportion of ARM’s committed expenditure to the third party in that period. If provision of the Development Services is not substantially procured by ARM by payment to a third party, then the Development Fee shall be due only where ARM can demonstrate to ARM Partner a reasonable schedule for the availability of the next version of the Tools Port and in such event the balance of the Development Fee shall be due in four equal quarterly installments with the first installment due on the first anniversary of the Effective Date.

5.11	ARM warrants to ARM Partner that, for the period from the 30th June 1997 to 30th June 2000 (the “Initial Period”), the Consortium Fee payable by any third party shall be one million US dollars (US$1,000,000). If any more favourable rate is agreed with any third party during the Initial Period, then ARM shall refund, to ARM Partner, the difference between the Consortium Fee and the more favourable rate payable by the third party.

[*****] - Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

5.12	ARM further warrants to ARM Partner that the Maintenance Fees and Development Fees due in respect of the two (2) year period expiring on the 30th June 1999 (the “Initial Support Period”), shall be the same rates as set out in this Win CE Agreement for all Founder Members (together with, after the expiry of the Initial Period, Ordinary Members) subject always to the effect of the discount schedule applicable in respect of the second year of this Win CE Agreement as set forth in Clause 5.9 (the “Discount Schedule”). If any more favourable rates are agreed with another Founder or Ordinary Member during the Initial Support Period (other than where such more favourable rate is obtained by virtue of the operation of the Discount Schedule), then ARM shall refund, to ARM Partner, the difference between the Maintenance Fee or Development Fee, as appropriate, and the more favourable rate.

5.13	All sums due to ARM under this Agreement shall be paid net thirty (30) days of receipt by ARM Partner of an invoice therefor.

5.14	Any income or other tax which LGS is required by law to pay or withhold on behalf of ARM with respect to any license fees and/or royalties payable to ARM under this Agreement shall be deducted from the amount of such of license fees and/or royalties otherwise due, provided, however, that in regard to any such deduction, LGS shall give to ARM such assistance as may be necessary to enable or assist ARM to claim exemption therefrom, or credit therefor, and shall upon request furnish to ARM such certificates and other evidence of deduction and payment thereof as ARM may properly require.

5.15	If any sum due under this Agreement is not paid within thirty (30) days of receipt, by LGS, of an invoice therefor then, without prejudice to ARM’s other rights and remedies, ARM reserves the right to charge interest on such sum on a day to day basis (as well after as before any judgement) from the date that such sum became due to the date of payment at the rate of two (2) per cent per annum above the base rate of Barclays Bank PLC from time to time in force.

6.	LGS Deliverables

6.1	LGS shall deliver the LGS deliverables, to ARM, in accordance with the delivery schedule set out in Schedule 8 Part B.

6.2	If LGS fails to deliver the LGS Deliverables in accordance with the delivery schedule set out in Schedule 8 Part B and such failure prevents ARM from meeting any of its obligations under Clause 3.1, ARM shall be permitted to extend any relevant dependent dates in the Delivery Schedule for such period as is reasonable.

6.3	To the extent that it does not result in a disclosure of Confidential Information or a breach of LGS’s or any third party Intellectual Property, nothing in this Agreement shall be construed to prevent ARM from using, in furtherance of ARM’s normal business, ideas and know-how gained during the performance of the ARM Services and development of the ARM Deliverables and Software.

7.	Provision of LGS Services

7.1	For the duration of this Agreement LGS shall provide the LGS Services, as required by ARM.

7.2	LGS shall apply reasonable skill and care in the provision of the LGS Services to ARM.

7.3	ARM shall provide, to LGS, all necessary accurate information, support and cooperation that may be reasonably required to enable LGS to provide the LGS Services to ARM.

8.	Intellectual Property and Licences

General

8.1	Except as set out in this Agreement, all right, title and interest in any Intellectual Property in any or all of the ARM Deliverables and ARM Software shall vest in and be owned by ARM.

ARM720T Core Licence

8.2	Except to the extent that such terms and conditions have been varied by the terms of this Agreement, ARM hereby grants to LGS a licence, in respect of the ARM720T Core, the Modified ARM720T Core and/or the ARM720T Core Transfer Materials, upon the terms and conditions set out in Clause 2 of the 1996 Agreement (mutatis mutandis) in respect of the ARM7TDMI Core, the Modified ARM7TDMI Core and the ARM7TDMI Core Transfer Materials.

ARM Software Licence

8.3	Except to the extent that such terms and conditions have been varied by the terms of this Agreement, ARM hereby grants to LGS a licence, in respect of the ARM Software, upon the terms and conditions set out in the 1996 Agreement (mutatis mutandis) in respect of the Models, Embedded ICE, PID7T, Configurable Device Programs, and Verification and Test as defined in the 1996 Agreement except that LGS shall also have the right to modify the ARM Software and the rights granted under the 1996 Agreement shall apply mutatis mutandis to any modified ARM Software developed by LGS by exercising such right.

Piccolo Core Licence

8.4	In consideration of the payment in accordance with the provisions set out in Schedule 7 in respect of the Piccolo Core, ARM hereby grants to, LGS, subject to the terms and conditions of the 1996 Agreement mutatis mutandis a non-transferable, non-exclusive, world-wide licence, with the right to sub-license to LGS’s Subsidiary, to use, modify (subject to the provisions of Clauses 2.2 and 2.3 of the 1996 Agreement mutatis mutandis) and copy the Piccolo Core and/or the Piccolo Transfer Materials for the purposes of creating, developing, having developed, manufacturing, having manufactured (subject to the provisions of Clauses 2.4 and 2.5 of the 1996 Agreement mutatis mutandis), and selling, supplying and distributing to any third party, ARM Compliant Products or any other semiconductor products.

Software Modem Licence

8.5	In the event that ARM owns or has secured the right from a third party to sub-licence, a 56K6bps software modem, ARM shall not unreasonably withhold a licence, to LGS, in respect of such 56K6bps software modem on usual commercial terms.

Software Licence

8.6	LGS hereby acknowledges and represents that ARM has advised LGS that an OEM Agreement with Microsoft is necessary in order to obtain license rights to the Microsoft WinCE software and that LGS’s intended customers should communicate with Microsoft concerning such a proposed license agreement prior to signature of this Agreement.

8.7	ARM shall use reasonable efforts to secure the rights from Microsoft, subject to Microsoft’s rights and interests in the Device Driver Software to sub-license, to Recipient the non-exclusive, non-transferable, worldwide right under ARM’s Intellectual Property, to copy, use, modify, sell, supply and distribute the Device Driver Software in conjunction with software licensed from Microsoft. ARM shall use reasonable efforts to assist LGS in entering into a Microsoft Windows CE Development and Testing Agreement (or its equivalent) with Microsoft.

8.8	ARM shall use reasonable efforts to secure the rights from Microsoft, subject to Microsoft’s rights and interests in the OAL Software to sub-license, to Recipient, the non-exclusive, non-transferable, worldwide right under Intellectual Property jointly owned by ARM and Microsoft, to copy, use, modify, sell, supply and distribute the OAL Software in conjunction with software licensed from Microsoft. ARM shall use reasonable efforts to assist LGS in entering into a Microsoft Windows CE Development and Testing Agreement (or its equivalent) with Microsoft.

ARM7201TDSP Device Licence

8.9	Except to the extent that such terms and conditions are varied by the terms and conditions of this Agreement, the ARM7201TDSP Device shall be deemed to be an ARM Compliant Product and the terms of the 1996 Agreement shall apply accordingly.

8.10	ARM hereby grants, to LGS, under ARM’s Intellectual Property, a worldwide, non-exclusive, perpetual (subject to termination in accordance with the provisions of Clause 13), non-transferable, licence to use, modify (subject to the provisions of Clause 2.2 of the 1996 Agreement in respect of the ARM720T Core and Piccolo Core), have modified (subject to the provisions of Clause 2.4 of the 1996 Agreement mutatis mutandis and the provisions of Clause 2.2 of the 1996 Agreement mutatis mutandis in respect of the ARM720T Core and Piccolo Core), design, have designed (subject to the provisions of Clause 2.4 of the 1996 Agreement mutatis mutandis and the provisions of Clause 2.2 of the 1996 Agreement mutatis mutandis in respect of the ARM720T Core and Piccolo Core) and copy the ARM7201TDSP Transfer Materials for the purpose of exercising the licence granted below;

ARM hereby grants to LGS under ARM’s Intellectual Property a worldwide, exclusive, perpetual (subject to termination in accordance with the provisions of Clause 13), transferable licence to use, modify (subject to the provisions of Clause 2.2 of the 1996 Agreement mutatis mutandis in respect of the ARM720T Core and Piccolo Core), have modified (subject to the provisions of Clause 2.4 of the 1996 Agreement mutatis mutandis and the provisions of Clause 2.2 of the 1996 Agreement mutatis mutandis in respect of the ARM720T Core and Piccolo Core) copy, manufacture, have manufactured (subject to the provisions of Clause 2.4 of the 1996 Agreement) sell, supply and distribute to third parties the ARM7201TDSP Device and any derivative of the ARM7201TDSP Device created under the licences granted in this Clause.

Other ARM Deliverables Licence

8.11	ARM shall, under ARM’s Intellectual Property, grants to LGS a worldwide, non-exclusive, non-transferable, paid-up and perpetual license, with the right to sub-license to LGS’s Subsidiary, to use, modify, design, have designed and copy the peripheral circuits incorporated in the ARM7201TDSP Device for the purpose of creating, developing, having developed, manufacturing, having manufactured, and selling, supplying and distributing to any third party, ARM Compliant Products and/or any semiconductor product which incorporates the peripheral circuits incorporated in the ARM7201TDSP Device.

LG Affiliates’s Licence

8.12	LGS may exercise the right to include any LG Affiliate as a licencee of ARM provided that:

(i)	such LG Affiliate agrees in writing to be bound by the obligations of LGS and to comply with all the terms and conditions of this Agreement. LGS shall deliver to ARM a copy of the LG Affiliate’s undertaking within thirty (30) days of the execution of such undertaking;

(ii)	any breach of the terms and conditions of this Agreement by a LG Affiliate shall constitute a breach of this Agreement by LGS;

(iii)	any termination of this Agreement shall be effective in respect of all LG Affiliates.

LGS Deliverables Licence

8.13	All right, title and interest in any intellectual property in the LGS Deliverables shall vest in and be owned by LGS.

8.14	LGS hereby grants, to ARM, a non-exclusive licence to use, copy and modify LGS Deliverables solely for the purpose of developing the ARM7201TDSP Device.

9.	Confidentiality

9.1	During the course of this development, ARM and LGS may exchange information which is of a secret or confidential nature and which is neither already known to the recipient nor in the public domain either at the time of disclosure or subsequently through no fault of the recipient (the “Confidential Information”). ARM Confidential Information shall include but shall not be limited to; (i) the source code for the Software; and (ii) all underlying ideas, principles and information derived by LGS from observing, studying and testing the functioning of the Software. The party receiving Confidential Information hereunder (the “Recipient”) shall use the same standard of care, but in any event no less than a reasonable standard of care, to prevent the unauthorised use, dissemination or publication of such Confidential Information, as it uses to protect its own confidential information of a similar nature.

9.2	The Recipient is hereby authorised to disclose such of the Confidential Information to third party sub-contractors or consultants as is necessary for the performance by the sub-contractor or consultant of any of the work under this Agreement that is assigned to it provided always that any such subcontractor or consultant is bound by provisions of confidentiality no less stringent than those provided by Clause 9.1.

9.3	Except as provided by this Agreement the Recipient shall not commercially exploit nor permit others to commercially exploit any Confidential Information.

9.4	Except with the other party’s express prior written consent (which shall not be unreasonably withheld), neither party shall make any press announcements or publicise the contents or existence of this Agreement in any way.

10.	ARM Warranties and Indemnities

10.1	Except as expressly provided in this Agreement, the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software are supplied “as is” and ARM makes no representations and gives no warranties express, implied or statutory, including, without limitation, the implied warranties of satisfactory quality or fitness for a particular purpose in respect thereof.

10.2	ARM warrants that; (i) the ARM7201TDSP Transfer Materials shall be consistent and sufficient for a competent semiconductor manufacturer to fabricate the ARM7201TDSP Device which conforms to the device specification approved by LGS in accordance with the Clause 3.2 and 3.3; (ii) the ARM720T Core Transfer Materials shall be consistent and sufficient for a competent semiconductor manufacturer to fabricate the ARM720T Core which conforms to the functionality specified in the ARM Datasheet Doc. No. ARM DDI (00XX); and (iii) the Piccolo Core Transfer Materials shall be consistent and sufficient for a competent semiconductor manufacturer to fabricate the Piccolo Core which conforms to the functionality specified in the ARM Datasheet Doc. No. ARM DDI 0089. LGS sole and exclusive remedy for any breach of this warranty shall be for ARM to correct any errors in the ARM Deliverables and deliver such corrected deliverables to LGS.

10.3	ARM does not warrant the adequacy of any device specification, approved by LGS, with respect to LGS intended use and ARM shall not be responsible for the circuit performance of the ARM7201TDSP Device in LGS intended application.

10.4	ARM shall not be liable for any;

(i)	recoverable or non-recoverable costs incurred, directly or indirectly, in the processing, or manufacture of masks and prototypes, characterisation or manufacture of production quality silicon in whatever quantity; or

(ii)	defect in the ARM7201TDSP Device caused by a fault in the LGS or LGS agent’s manufacturing process.

10.5	After the period of sixty (60) days following approval of the prototypes of the ARM7201 Device in accordance with the provisions of Clause 3.6, ARM shall not be liable for any changes necessary to any layout.

10.6	LGS acknowledges that the Software cannot be tested in every possible operation, and accordingly ARM does not warrant that the Software will be free from all defects or that there will be no interruption in its use. ARM warrants for the period of twelve (12) months from the delivery of the Software to LGS that the Software will be complete and exhibit the functionality described in the Specification. LGS’s sole and exclusive remedy for any breach of the warranty in this Clause 10.6 shall be for ARM, as soon as is reasonably practicable, to correct any errors in the Software and deliver such corrected Software to LGS.

10.7	ARM warrants, to LGS, that;

(i)	to ARM’s knowledge (but expressly without having undertaken any searches for prior art) the Intellectual Property in the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software does not infringe any third party copyright, design right, registered design right, trade secret or maskwork right; and

(ii)	as at the date of entering into this Agreement, ARM has not received written notice of any claim, and no actions have been commenced or threatened, against ARM for infringement of any third party Intellectual Property; and

(iii)	ARM has the right to enter into this Agreement.

10.8	If any part of the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software becomes the subject of a claim brought against LGS on the issue of infringement of the Intellectual Property of any third party or if the use or licensing of any part of the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software is restricted in any way, then ARM at its option and expense may;

(i)	obtain for LGS the right to continue to use the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software;

(ii)	replace or modify the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software so that they become non-infringing; or

(iii)	offer reasonable compensation to LGS for the direct loss suffered by LGS up to a maximum of all sums paid by LGS to ARM under this Agreement.

ARM shall have no liability under this Clause it the alleged infringement results from;

(a)	compliance with the LGS requirement specification or the Specification, as the case may be, and such alleged infringement is unavoidable in providing such compliance;

(b)	the combination, use or operation of the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software in connection or combination with any equipment, device or software not developed and supplied by ARM and such alleged infringement would have been avoided in the absence of such combination; or

(c)	the modification of the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software by the LGS or any third party unless the modification was made or approved by ARM,

(d)	infringement by any manufacturing process applied to the ARM720T Core Transfer Materials, ARM7201TDSP Transfer Materials, Piccolo Core Transfer Materials and Software.

10.9	The foregoing states the entire liability of ARM for infringement by the Intellectual Property in the ARM Deliverables and Software, of third party Intellectual Property.

11.	LGS Warranties and Indemnities

11.1	LGS warrants, to ARM, that;

(i)	to LGS knowledge (but expressly without having undertaken any searches for prior art), the Intellectual Property in the LGS Deliverables does not infringe any third party copyright, design right, registered design right, maskwork right, or trade secret; and

(ii)	LGS has the right to enter into this Agreement.

11.2	If compliance, by ARM, with LGS designs, specifications or instructions, or use, by ARM, of Intellectual Property received from LGS or LGS agent, results in ARM being subject to a claim for infringement of any Intellectual Property of a third party, LGS, at its option and expense, may;

(i)	obtain for ARM the right to continue to use the LGS Deliverables;

(ii)	replace or modify the LGS Deliverables so that they become non-infringing; or

(iii)	offer reasonable compensation to ARM for the direct loss suffered by ARM up to a maximum of all sums paid by LGS to ARM under this Agreement.

11.3	The foregoing states the entire liability of LGS for infringement by the Intellectual Property in the LGS Deliverables, of third party Intellectual Property.

12.	Limitation of Liability

12.1	IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THE AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORTIOUS CONDUCT OR BREACH OF CONTRACT OR OTHERWISE EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH DAMAGES SHALL INCLUDE BUT SHALL NOT BE LIMITED TO THE COST OF REMOVAL AND REINSTALLATION OF GOODS, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OR USE OF DATA, INTERRUPTION OF BUSINESS OR OTHER ECONOMIC LOSS BUT NOTHING IN THIS CLAUSE SHALL OPERATE TO EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM EITHER PARTY’S NEGLIGENCE.

12.2	EACH PARTY’S LIABILITY FOR THE AGGREGATE OF ALL CLAIMS IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE SUM OF ALL FEES PAID TO ARM BY LGS UNDER THE PROVISIONS OF THIS AGREEMENT.

13.	Term and Termination

13.1	This Agreement shall commence on the Effective Date and shall continue in force until termination in accordance with the provisions of Clause 13.2.

13.2	Without prejudice to any other right or remedy which may be available to it and except as provided to the contrary elsewhere in this Agreement, either party shall be entitled summarily to terminate this Agreement by giving written notice to the other;

(i)	If the other party has committed a material breach of any of its obligations hereunder which is not capable of remedy; or

(ii)	if the other party has committed a material breach of any of its obligations hereunder which is capable of remedy but which has not been remedied within a period of thirty (30) days following receipt of written notice to do so; or

(iii)	if the other party makes any voluntary arrangement with its creditors or becomes subject to an administration order; or

(iv)	if the other party has an order made against it, or passes a resolution, for its winding-up (except for the purpose of bona fide solvent amalgamation or reconstruction) or has an encumbrancer take possession or has a receiver or similar officer appointed over a material part of its property or assets.

13.3	LGS and ARM acknowledge that each and every term and condition of this Agreement has been fully and completely negotiated and such terms and conditions closely related to each other. In the event that the Korean Governmental authorities, including the Korean Fair Trade Commission, during the review of this Agreement require a modification to one or more of the clauses of this Agreement, ARM shall have the option to renegotiate the entire Agreement or accept the applicable modification of the Agreement as required by such governmental authorities.

14.	Effect of Termination

14.1	Upon termination of this Agreement by ARM In accordance with the provisions of Clause 13.2, the license and rights granted by ARM to LGS hereunder shall terminate. LGS shall, at ARM’s option, either destroy or return to ARM any Confidential Information, including any copies thereof and any ARM Deliverables in LGS’s possession. Within one month after termination of this Agreement in accordance with this Clause 14.1, LGS will furnish to ARM a certificate signed by a duly authorised officer of LGS that to the best of his or her knowledge, information and belief, LGS has complied with provisions of this Clause.

14.2	Upon termination of this Agreement, by LGS under the provisions of Clause 13.2; (i) the rights granted to LGS under Clause 8 (except the licence granted under Clause 8.4) shall survive such termination; (ii) LGS shall be entitled to retain any ARM Deliverables delivered by ARM to LGS prior to such termination; and (iii) ARM shall deliver any then partially completed ARM Deliverables to LGS. The licence granted under Clause 8.4 shall survive only in respect of any semiconductor product which is already under development by LGS at the date of termination under the provisions of this Clause and the survival of such licence shall be subject to a continuing obligation for LGS to pay the appropriate fee in the event that such product is the subject of a Design Win Event.

14.3	The provisions of Clauses 1, 5 (to the extent that any payment has accrued and is outstanding) 8, 9, 10, 11, 12, 13, 14 and Schedule 12 shall survive termination of this Agreement.

15.	General

Notices	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this Clause. Any such notice may be delivered personally, by commercial overnight courier, or facsimile transmission which shall be followed by a hard copy and shall be deemed to have been served if by hand when delivered, if by commercial overnight courier 48 hours after deposit with such courier, and it by facsimile transmission when transmitted.

Assignment	Neither party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other, such consent not to be unreasonably withheld.

Non-association	ARM and LGS are independent parties. Neither party’s company nor their employees, consultants, contractors or agents, are agents, employees or joint venturers of the other party, nor do they have the authority to bind the other party by contract or otherwise to any obligation. Neither party shall represent to the contrary, either expressly, or implicitly.

Waiver	Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of the right to enforce that or any other provision in the future.

Force Majeure	ARM shall not be liable to LGS for any delay in or failure to perform its obligations under this Agreement as a result of any cause beyond ARM’s reasonable control, including but not limited to any industrial dispute or failure by a supplier to deliver a relevant deliverable to ARM on time. If such delay continues for a period of more than ninety (90) days, then either party shall be entitled to terminate this Agreement by written notice and the provisions of Clause 14.2 shall apply.

Entire Agreement	These terms and conditions apply in preference to and supersede any terms and conditions referred to, offered or relied upon by LGS whether in negotiation or at any stage in the dealings between ARM and LGS with reference to this Agreement. Without prejudice to the generality of the foregoing, ARM will not be bound by any standard or printed terms and conditions furnished by LGS in any of its documents. No amendment to, or modification of, this Agreement shall be binding unless in writing and signed by a duly authorised representative of both parties.

Severance	If any provision of this contract is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction such provision shall be severed and the remainder of the provisions shall continue in full force and effect as if this Agreement had been executed with the invalid provisions eliminated. In the event of a holding of invalidity so fundamental as to prevent the accomplishment of the purpose of this Agreement, ARM and LGS shall immediately commence good faith negotiations to remedy such invalidity.

English Law	This Agreement shall be considered as a contract made in England and according to English Law. In the event that ARM commences proceedings against LGS under this Agreement, the parties agree to submit to the jurisdiction of the Seoul District Court, Korea, for the purpose of hearing and determining any disputes arising out of this Agreement. In the event that LGS commence proceedings against ARM under this Agreement, the parties agree to submit to the jurisdiction of the High Court of Justice, London, England, for the purpose of hearing and determining any disputes arising out of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their duly authorised representative:

ADVANCED RISC MACHINES LIMITED		LG SEMICON CO., LIMITED

BY:	/s/ R.K.Saxby	BY:	/s/ B. D. Sun
NAME:	R.K.Saxby	NAME:	Sun Byung-Don
TITLE:	President & Ceo	TITLE:	Executive Vice President